Exhibit 3.1

AMENDMENT NO. 2 TO

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

1-800-FLOWERS.COM, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

1-800-FLOWERS.COM, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST:  That the Corporation was originally incorporated in Delaware, and the date of its filing of its original Certificate of Incorporation with the Secretary of State of Delaware was June 30, 1992.  An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 13, 1995.  A Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 16, 1995.  A Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 14, 1999.  A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 20, 1999.  A Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 7, 1999.  A Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 28, 1999;

SECOND:  That the Board of Directors duly adopted resolutions proposing to amend the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended by Amendment No. 1, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and directing that said amendment be considered at the next annual meeting of stockholders, all in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware;

THIRD:  That the resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Third Amended and Restated Certificate of Incorporation, as amended by Amendment No. 1, of the Corporation be amended as follows:

1.         Sections 2 and 3 of Article V are hereby amended and restated as follows:

2.            TERMS.

Each director shall be elected for a term of office that shall expire at the next annual meeting of stockholders following his or her election, and each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal.

3.           REMOVAL OF DIRECTORS.

Notwithstanding any other provisions of this Third Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, any director or the entire Board of Directors of the Corporation may be removed, at any time, with or without cause and only by the affirmative vote of a majority of the Total Voting Power.

2.         Except as provided in this Amendment No.2, all provisions of the Third Amended and Restated Certificate of Incorporation, as amended by Amendment No. 1, shall remain unaffected by the filing of this Amendment No. 2 and shall remain in full force and effect.

* * *

FOURTH:  That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, this Amendment No. 2 to the Third Amended and Restated Certificate of Incorporation has been signed by the Chief Executive Officer and President of the Corporation this 13th day of December, 2016.

/s/ Christopher G. McCann Christopher. G. McCann, Chief Executive Officer and President